Exhibit 19

________________________________________________________________________

INSIDER TRADING POLICY

Including:

1.Trading Window Policy Supplement
2.Section 16 Insiders Policy Supplement
_______________________________________________________________________

What is the purpose of this policy?

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of ABM Industries Incorporated (“ABM”) and the handling of confidential information relating to ABM and its subsidiaries (ABM and its subsidiaries are collectively referred to as the “Company”) and the companies with which the Company does business. This Policy promotes compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) communicating material nonpublic information to other persons.

To whom does this policy apply?

This Policy applies to the Company, all officers of the Company, all members of the ABM’s Board of Directors and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

In addition, certain employees and directors of the Company are subject to supplemental policies. These additional policies are set forth in the Trading Window Policy Supplement and the Section 16 Insiders Policy Supplement. You must read these supplements to determine whether you are subject to their additional restrictions.

What types of transactions are subject to this policy?

This Policy applies to transactions in the Company’s securities. Company securities refer to the common stock of the Company as well as options to purchase common stock and other types of securities that the Company might issue from time to time, as well as exchange-traded put or call options or swaps relating to the Company’s securities (collectively referred to in this Policy as “Company Securities”).

What does this mean?

The Company and persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information, even if the decision to trade is based on other factors. Each person is responsible for making sure that he or she complies with this Policy, and that any family member, household member or other entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described in more detail below under the heading “What are the consequences of violating this Policy.”

What is the Policy?

It is the policy of the Company that neither the Company nor any director, officer or other employee of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy;

2.Recommend the purchase or sale of any Company Securities;

3.Directly or indirectly disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities.

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, including a customer or supplier of the Company, or (2) that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) may trade in another company’s securities if such person learns of material nonpublic information about the Company that a reasonable investor could expect to affect such other company’s stock price.

What is the definition of Material Nonpublic Information?

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, could be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material include but are not limited to the following:

•    Financial condition or results;
•     Projections of future earnings or losses, or other earnings guidance;
•    Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•    Unusual gains or losses in major operations;
•    A pending or proposed merger, acquisition or tender offer;
•    A pending or proposed joint venture;
•    A change in dividend policy, the declaration of a stock split, or an offering of additional Company Securities;
•    A change in senior management;
•    A significant change in a relationship with a key customer;
•    A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•    The establishment, amendment, or termination of a Company repurchase program for Company Securities;
•    A significant cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data; and
•    Pending or threatened significant litigation, or the resolution of such litigation.

This list of examples is provided solely for the purpose of illustration and is not intended to be all-inclusive.

All material nonpublic information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no person should publicly disclose material nonpublic information, and all such information must be kept strictly confidential.

When is Information Considered Public?

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website, or other broad-based means of communication.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective widespread dissemination. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released. If, for example, ABM were to make an announcement after the commencement of trading on a Monday, directors, officers or other employees must not trade in Company Securities until Thursday (assuming all such days are business days on which the Company’s stock is trading). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

There are no exceptions to this Policy, except as specifically noted herein. It is important to understand that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The same rule applies to trading in the securities of ABM’s suppliers, customers or business partners if you learn inside information about those companies. If you learn, for instance, that a customer is considering a merger, then you cannot trade Company Securities or securities of that company.

Are transactions by my family or others covered by this Policy?

This Policy applies to your family members who reside with you and anyone else who lives in your household (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Immediate Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Immediate Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Immediate Family Members.

This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Are there any exceptions to this Policy for transactions in Company Securities?

There are certain types of transactions that are not covered by this Policy. These are specifically described below:

1.Approved Rule 10b5-1 Trading Plans. This Policy does not apply to transactions in Company Securities pursuant to Rule 10b5-1 Trading Plans that (i) have been approved in writing in advance by the ABM General Counsel or his or her designee, (ii) are entered into at a time when not in possession of material nonpublic information concerning ABM and during an open trading window period (as described in the Trading Window Policy Supplement), (iii) comply with SEC Rule 10b5-1, and (iv) meet the requirements of ABM’s Rule 10b5-1 Trading Policy.
2.Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option acquired pursuant to the Company’s plans where no stock is sold to pay the exercise price or associated taxes, and the exercise price is paid in cash, except as noted below.

This Policy does apply, however, to (i) a broker-assisted cashless exercise of an option in which the option shares are immediately sold in order to pay the exercise price or associated taxes, (ii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or associated taxes, or (iii) the sale of stock acquired through the exercise of the option.

3.Employee Stock Purchase Plan, Retirement and Deferred Compensation Plans. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan or deferred compensation plans or similar employee benefit plans resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate in the plans for any enrollment period (and any changes to such election), to your sales of Company Securities purchased pursuant to the plan.

4.Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities.

This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

5.Tax Withholding Upon Vesting of Restricted Stock, Restricted Stock Unit, or Performance Share Awards, or Exercise of Stock Options. This Policy does not apply to the withholding of shares of ABM common stock by ABM in connection with the payment of tax withholding upon the vesting of restricted stock, restricted stock unit, or performance share awards, or the exercise of options, where the tax withholding is governed by the terms of the award.

Can I engage in transactions involving short sales, hedging, puts, calls, margin accounts, pledging of Company Securities or standing or limit orders?

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales of Company securities.

Publicly-Traded Options. Given the relatively short-term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives.

Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Does this Policy apply to me after I cease to be an employee, officer or director of the Company?

This Policy continues to apply to transactions in Company Securities even after termination of service to, or employment with, the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

What are the consequences of violating this Policy?

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe and could include significant civil and criminal fines and imprisonment. The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal, whether or not the employee’s failure to comply results in a violation of law.

Where can I get assistance with complying with this Policy and how do I report a violation?

If you have any questions about these trading restrictions or know of any violation of this Policy, please contact avid Goldman, Vice President and Corporate Secretary at david.goldman@abm.com. Mr. Goldman has been designated ABM’s Compliance Officer for this policy.

________________________________________________________________________

TRADING WINDOW POLICY SUPPLEMENT

For individuals with frequent knowledge of, or access to, material nonpublic information
________________________________________________________________________

This Trading Window Policy Supplement to the Insider Trading Policy is intended to enhance compliance with applicable securities laws by designating blackout periods and open trading windows for individuals with frequent knowledge of or access to material nonpublic information. All provisions of the Insider Trading Policy apply to this Trading Window Policy Supplement. Terms used without definition in this Supplement have the meanings set forth in the Insider Trading Policy.

To whom does this Trading Window Supplement apply?

This Trading Window Policy Supplement applies to individuals in the Trading Window Group (as defined below) and their Immediate Family Members.

Am I in the Trading Window Group?

The Trading Window Group consists of employees with frequent knowledge of, or access to, material nonpublic information. Those in the Trading Window Group include:

1.Members of the Company’s Board of Directors
2.Section 16 Officers
3.Designated employees

The Legal department provides notice to employees on a quarterly basis with respect to whether they are in the Trading Window Group.

What is the Trading Window Policy?

Regardless of whether a person in the Trading Window Group has material nonpublic information relating to the Company, neither that person nor any Immediate Family Member may engage in transactions in Company Securities outside a designated Trading Window or during a blackout period in which the Trading Window is closed.

What is the “Trading Window” and when is it open?

The Trading Window refers to permissible timeframes in which persons in the Trading Window Group may engage in transactions in Company Securities following the Company’s quarterly filing on Form 10-Q or Form 10-K. The Trading Window opens on the third business day after the Company’s quarterly filing on Form 10-Q or Form 10-K and closes at 4:00 PM ET on the 15th day of the third month of the Company’s fiscal quarter. In other words, the Trading Window Group may not engage in transactions in Company Securities during the blackout period beginning at 4:00 PM ET on the 15th day of the third month of the Company’s fiscal quarter and ending on the third business day after the Company’s quarterly filing on Form 10-Q or Form 10-K. For example, as to the Trading Window, if the Company files its Form 10-Q for the third fiscal quarter on September 6th, the trading window will open on the third business day following September 6th, and will close at 4:00 PM ET on October 15th.

From time to time, an event may occur or information may exist that is material to the Company and is known only by certain directors, officers and/or employees. In such a case, an open Trading Window may be closed for an interim period of time for certain persons designated by the Company’s General Counsel, Chief Financial Officer or Chief Executive Officer. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole, and must not be communicated to any other person.

The Legal department will periodically remind those in the Trading Window Group of the blackout period and Trading Window period, including any temporary closings of the Trading Window, via e-mail or other notification method.

What are the consequences of violating the Trading Window Policy?

In addition to any potential liability for illegal insider trading under applicable securities laws, employees of the Company who violate the Trading Window Policy are also subject to disciplinary action by the Company, which may include ineligibility for participation in the Company’s equity incentive plans and termination of employment.

What if I have additional questions?

If you have any questions about these trading restrictions, please contact David Goldman, Vice President and Corporate Secretary at david.goldman@abm.com. Mr. Goldman has been designated ABM’s Compliance Officer for this policy supplement.

________________________________________________________________________

SECTION 16 INSIDERS POLICY SUPPLEMENT

For non-employee members of the Board of Directors and individuals who have been designated by the ABM Board of Directors as Section 16 Insiders
________________________________________________________________________

The purpose of this Section 16 Insiders Policy Supplement to the Insider Trading Policy is to enhance compliance with applicable securities laws by designating trading windows and establishing pre-approval procedures for non-employee directors and Section 16 officers. All provisions of the Insider Trading Policy apply to this Section 16 Insiders Policy Supplement. Terms used without definition in this Section 16 Insiders Policy Supplement have the meanings set forth in the Insider Trading Policy.

To whom does this Section 16 Insiders Policy Supplement apply?

This Section 16 Insiders Policy Supplement applies to non-employee directors of the ABM Board of Directors and those persons who have been designated by the ABM Board of Directors as persons who are subject to Section 16 of the Securities Exchange Act of 1934 (collectively referred to as “Section 16 Insiders”). It also applies to the Immediate Family Members of such persons.

What is this policy supplement?

Regardless of whether a Section 16 Insider has material nonpublic information relating to the Company, neither that person nor any Immediate Family Member may engage in transactions in Company Securities outside a designated Trading Window or during a blackout period in which the Trading Window is closed. In addition, Section 16 Insiders and their Immediate Family Members may only engage in transactions in Company Securities after receiving pre-approval from the General Counsel or his/her designee, as described below.

Section 16 Insiders must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, described below.

What is the “Trading Window” and when is it open?

The Trading Window refers to permissible timeframes in which persons in the Trading Window Group may engage in transactions in Company Securities following the Company’s quarterly filing on Form 10-Q or Form 10-K. The Trading Window opens on the third business day after the Company’s quarterly filing on Form 10-Q or Form 10-K and closes at 4:00 PM ET on the 15th day of the third month of the Company’s fiscal quarter. In other words, the Trading Window Group may not engage in transactions in Company Securities during the blackout period beginning at 4:00 PM ET on the 15th day of the third month of the Company’s fiscal quarter and ending on the third business day after the Company quarterly filing on Form 10-Q or Form 10-K. For example, as to the Trading Window, if the Company files its Form 10-Q for the third fiscal quarter on September 6th, the trading window will open on the third business day following September 6th, and will close at 4:00 PM ET on October 15th.

From time to time, an event may occur or information may exist that is material to the Company and is known only by certain directors, officers and/or employees. In such a case, an open Trading Window may be closed for an interim period of time for certain persons designated by the Company’s General Counsel, Chief Financial Officer or Chief Executive Officer. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole, and must not be communicated to any other person.

Can I use a Rule 10b5-1 plan to trade in Company Securities?

Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Section 16 Insiders Policy Supplement must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1. In addition, any such Rule 10b5-1 plan must comply with the ABM Rule 10b5-1 Trading Policy. If the Rule 10b5-1 plan meets the requirements of Rule 10b5-1 and the ABM Rule 10b5-1 Trading Policy, Company Securities may be purchased or sold under the Rule 10b5-1 plan without regard to certain insider trading restrictions. Any Rule 10b5-1 plan (and amendments thereto) must be approved by the Company’s General Counsel or his/her designee prior to the entry into the Rule 10b5-1 plan.

What are the consequences of violating this supplemental policy?

In addition to the consequences described in the Insider Trading Policy, there are additional consequences to violating this Section 16 Insiders Policy Supplement. Under Section 16 of the Securities Exchange Act of 1934, Section 16 Insiders who purchase and sell, or sell and purchase, the Company’s Securities within a six-month time period must “disgorge” all profits from these transactions to the Company, whether or not they had knowledge of material nonpublic information at the time of the transactions.

What is the process for seeking pre-approval?

All transactions involving Company Securities by Section 16 Insiders as well as their Immediate Family Members are subject to pre-approval by the General Counsel or his/her designee (and any proposed transaction by the General Counsel and any of his or her Immediate Family Members must also be submitted to the Company’s Chief Executive Officer or Chief Financial Officer for pre-approval). Pre-approval requests may be transmitted by phone, via email, fax or hard copy. A request for pre-clearance should be submitted to the General Counsel or his/her designee (or other applicable person) at least one business day in advance of the proposed transaction. The General Counsel or his/her designee will review the circumstances of the proposed trade, taking into consideration any pending material events or other material information regarding the Company that has not yet been publicly disclosed, including with respect to any anticipated or currently-operative repurchase programs for Company Securities. The General Counsel or his/her designee (or other applicable person) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the General Counsel or his/her designee (or other applicable person) does not respond to a request for pre-clearance, the request will be deemed to have been denied. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel or his/her designee (or other applicable person). The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months.

If permission to engage in the transaction is granted, then the transaction must be initiated within five business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not effected within the time limit, pre-clearance must be requested and approved again.

What reporting requirements apply to Section 16 Insiders?

In addition to seeking pre-approval for all transactions involving Company Securities, Section 16 Insiders are also required to report (or cause to be reported) to the General Counsel or his/her designee any transaction in Company Securities by themselves or any

Immediate Family Member on the day which the transaction occurs. Each report should include the date of the transaction, quantity of securities, price and broker-dealer through which the transaction was effected. Each Section 16 Insider is also responsible for assuring that, if required, a Form 144 is filed with the Securities and Exchange Commission in connection with any transaction involving a sale of Company Securities.

The pre-approval process is designed to help monitor compliance with Company policies relating to insider trading, including this Section 16 Insiders Policy Supplement, and to enable the Company to assist Section 16 Insiders with their reporting obligations under the Section 16 of the Securities Exchange Act of 1934. However, each Section 16 Insider, and not the Company, is personally responsible for confirming that his/her transactions are timely reported and filed with the Securities and Exchange Commission and do not give rise to “short swing” liability under the Securities Exchange Act of 1934.

Do the trading restrictions set forth in this Supplement continue after I cease to be a Section 16 Insider?

This Section 16 Insiders Policy Supplement will continue to apply to transactions in Company Securities even after a Section 16 Insider has resigned, ceased to be named a Section 16 Insider by the ABM Board of Directors, has been terminated or has otherwise ended his/her relationship with the Company. If a Section 16 Insider is in possession of material nonpublic information when his or her service terminates, that Section 16 Insider may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-approval procedures specified above, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

What if I have additional questions?

If you have any questions about these trading restrictions, please contact David Goldman, Vice President and Corporate Secretary at david.goldman@abm.com. Mr. Goldman has been designated ABM’s Compliance Officer for this policy supplement.